                                                                   EXHIBIT 10.27

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         NORTHLAND CABLE TELEVISION, INC

                                       AND

                                  G FORCE, LLC

                                   DATED AS OF

                                DECEMBER 31, 2002

                                TABLE OF CONTENTS

1.         Definitions...................................................................................    1
           1.1.      Defined Terms.......................................................................    1
           1.2.      Other Definitions...................................................................    6
           1.3.      Usage...............................................................................    6
2.         Purchase and Sale of Assets...................................................................    7
3.         Consideration.................................................................................    7
           3.1.      Purchase Price......................................................................    7
           3.2.      Adjustments to Purchase Price.......................................................    7
           3.3.      Determination of Adjustments........................................................    8
           3.4.      Allocation of Consideration.........................................................    9
4.         Assumed Liabilities and Excluded Assets.......................................................    9
           4.1.      Assignment and Assumption...........................................................    9
           4.2.      Excluded Assets.....................................................................    9
5.         Representations and Warranties of Seller......................................................   10
           5.1.      Organization and Qualification......................................................   10
           5.2.      Authority and Validity..............................................................   10
           5.3.      No Breach or Violation..............................................................   11
           5.4.      Assets..............................................................................   11
           5.5.      Governmental Permits................................................................   11
           5.6.      Seller Contracts....................................................................   11
           5.7.      Real Property.......................................................................   12
           5.8.      Environmental Matters...............................................................   12
           5.9.      Compliance with Law.................................................................   13
           5.10.        Patents, Trademarks and Copyrights...............................................   14
           5.11.        Financial Statements.............................................................   14
           5.12.        Legal Proceedings................................................................   15
           5.13.        Tax Returns......................................................................   15
           5.14.        Employment Matters...............................................................   15
           5.15.        Systems Information..............................................................   16
           5.16.        Finders and Brokers..............................................................   17
           5.17.        Bonds............................................................................   17
           5.18.        Disclosure.......................................................................   17
6.         Buyer's Representations and Warranties........................................................   17
           6.1.      Organization and Qualification......................................................   17
           6.2.      Authority and Validity..............................................................   18
           6.3.      No Breach or Violation..............................................................   18
           6.4.      Financial Capability of Buyer.......................................................   18
           6.5.      Finders and Brokers.................................................................   18
7.         Additional Covenants..........................................................................   19
           7.1.      Access to Premises and Records......................................................   19
           7.2.      Continuity and Maintenance of Operations; Financial Statements......................   19
           7.3.      Employee Matters....................................................................   20
           7.4.      Required Consents and Franchise Renewals............................................   21
           7.5.      Title Commitments...................................................................   21

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
           7.6.      No Shopping.........................................................................   21
           7.7.      Notification of Certain Matters.....................................................   22
           7.8.      Risk of Loss; Condemnation..........................................................   22
           7.9.      Lien and Judgment Searches..........................................................   22
           7.10.        Transfer Taxes...................................................................   22
           7.11.        Updated Schedules................................................................   23
           7.12.        Use of Seller's Name.............................................................   23
           7.13.        [Reserved.]......................................................................   23
           7.14.        Certain Notices..................................................................   23
           7.15.        Confidentiality..................................................................   24
           7.16.        Retention of Books and Records...................................................   24
           7.17.        Memoranda of Leases..............................................................   24
           7.18.        HSR Notification.................................................................   24
           7.19.        Termination of Capital and Vehicle Leases........................................   25
8.         Closing.......................................................................................   25
           8.1       Closing Date and Place..............................................................   25
           8.2       Seller's Obligations................................................................   25
           8.3       Buyer's Obligations.................................................................   26
9.         Conditions to Closing.........................................................................   26
           9.1.      Conditions to the Obligations of Buyer and Seller...................................   26
           9.2.      Conditions to the Obligations of Buyer..............................................   27
           9.3.      Conditions to Obligations of Seller.................................................   29
           9.4.      Waiver of Conditions................................................................   29
10.        Termination...................................................................................   29
           10.1.        Events of Termination............................................................   29
           10.2.        Liabilities in Event of Termination..............................................   30
           10.3.        Procedure Upon Termination.......................................................   30
11.        Survival of Representations and Warranties; Indemnification...................................   30
           11.1.        Survival of Representations and Warranties.......................................   30
           11.2.        Indemnification by Seller........................................................   30
           11.3.        Indemnification by Buyer.........................................................   31
           11.4.        Limitations on Indemnity.........................................................   31
           11.5.        Third Party Claims...............................................................   31
           11.6      Escrow and Holdback Amount..........................................................   32
           11.7.        Payments for Indemnification Amounts.............................................   32
           11.8.        Exclusive Remedy.................................................................   32
12.        Miscellaneous.................................................................................   32
           12.1.        Parties Obligated and Benefited..................................................   32
           12.2.        Attorneys' Fees..................................................................   33
           12.3.        Notices..........................................................................   33
           12.4.        Waiver...........................................................................   34
           12.5.        Captions.........................................................................   34
           12.6.        Choice of Law....................................................................   34
           12.7.        Further Actions..................................................................   34
           12.8.        Time.............................................................................   34
           12.9.        Late Payments....................................................................   34

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
           12.10.       Counterparts.....................................................................   34
           12.11.       Entire Agreement.................................................................   34
           12.12.       Severability.....................................................................   34
           12.13.       Construction.....................................................................   34
           12.14.       Expenses.........................................................................   35

EXHIBITS:
Exhibit A       -         Form of Escrow Agreement
Exhibit B       -         Bill of Sale & Assignment and Assumption Agreement
Exhibit C       -         Form of Lease Assignment
Exhibit D       -         Form of FIRPTA Certificate
Exhibit E       -         Form of Management Agreement
Exhibit F       -         Form of Noncompetition Agreement
Exhibit G       -         Form of Assumption Agreement
Exhibit H       -         Form of FCC Counsel Opinion
Exhibit I       -         Sellers' Counsel Opinion Matters

SCHEDULES:
Schedule 1      -         Systems
Schedule 2      -         Governmental Permits
Schedule 3      -         Systems Contracts
Schedule 4      -         Required Consents
Schedule 5      -         Equipment
Schedule 6      -         Real Property
Schedule 7      -         Encumbrances
Schedule 8      -         Compliance with Legal Requirements
Schedule 9      -         Towers
Schedule 10     -         Litigation
Schedule 11     -         Tax Matters
Schedule 12     -         Employees
Schedule 13     -         Excluded Assets
Schedule 14     -         Systems Information
Schedule 15     -         System Rate Cards and Channel Lineups
Schedule 16     -         Bonds

                                       iii

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("AGREEMENT") is made as of the 31st day of December, 2002, by and between G Force, LLC, a North Carolina limited liability company ("BUYER"), and NORTHLAND CABLE TELEVISION, INC., a Washington corporation ("SELLER").

                                    RECITALS

         Seller is engaged in the business of providing cable television service to subscribers in and around Aiken, South Carolina. Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used or useful in connection with that business.

                                    AGREEMENT

         In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.       Definitions.

         1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                  "AFFILIATE" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "ASSETS" shall mean all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Business in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Date, including Governmental Permits, Intangibles, Seller Contracts, Equipment, Books and Records, Real Property and deposits relating to the Business that are held by third parties for the account of Seller or for security for Seller's performance of its obligations, but excluding any Excluded Assets.

                  "BASIC SERVICES" shall mean the lowest tier of service currently offered to subscribers of a System.

                  "BASIC SUBSCRIBERS" shall mean any customer account that is billed by individual unit and pays the standard monthly rate (without discount) for Basic Service.

                  "BOOKS AND RECORDS" shall mean all engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports to the extent concerning Seller's Business, including subscribers and

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prospective subscribers of the System, signal and program carriage and dealings with Governmental Authorities with respect to the System, including all reports filed with respect to the System by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed with respect to the System by or on behalf of Seller or any of its Affiliates with the U.S. Copyright Office, but excluding all documents, reports and records relating to the employees of the System. Reference to any Books and Records will be deemed to refer to the Books and Records included among the Assets.

                  "BUSINESS" shall mean the cable television business conducted by Seller on the date of this Agreement through one or more Systems in the Service Areas.

                  "BUSINESS DAY" shall mean any day other than Saturday, Sunday or a day on which banking institutions in Seattle, Washington or New York, New York are required or authorized to be closed.

                  "CABLE ACT" shall mean Title VI of the Communications Act of 1934, as amended, and all other provisions of the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, as each may be amended from time to time and the FCC rules and regulations promulgated thereunder.

                  "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement, as described in Section 8.

                  "CLOSING DATE" shall mean the date upon which Closing occurs.

                  "CLOSING TIME" shall mean 12:01 a.m., local time on the Closing Date.

                  "ENCUMBRANCE" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

                  "ENVIRONMENTAL LAW" shall mean any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  "EQUIPMENT" shall mean all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and

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distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business, the principal items of which are listed on SCHEDULE 5 (and with respect to leased Equipment, on SCHEDULE 3).

                  "EQUIVALENT BASIC SUBSCRIBERS" (or "EBSs") shall mean the sum of (i) the number of Basic Subscribers of the System, and (ii) the number obtained by dividing (A) the aggregate monthly billings, for most recent billing period prior to the Closing Date, for all tiers of basic television service provided by the Systems to any private residential customer account which pays less than the standard monthly residential rate for such service and each commercial establishment or multiple dwelling unit that pays a bulk rate (excluding any charges for premium service, pay-per-view programming, internet access, franchise fees, taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for rental converters, remote control devices and other like charges for equipment), by (B) the rate for Basic Service. The number of Equivalent Basic Subscribers of a System shall not include any Basic Subscriber, or billings to any residential subscriber or commercial or bulk account, which (I) has not received and paid in full for at least one full month of Basic Service at the Systems' standard rates, (II) is more than 60 days delinquent in payment for any service provided by the Systems with a balance in excess of $7.50, (III) is pending disconnection for any reason, or (IV) was solicited since September, 2002 by promotions or offers or discounts other than in the ordinary course of business. For purposes of this definition, payments on account of monthly billings are deemed to be due on the first day of the month during which the services to which such billings relate are provided.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

                  "ERISA AFFILIATE" shall mean as to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

                  "EXPANDED BASIC SERVICE" shall mean any video programming provided over a cable television system, regardless of service tier other than Basic Services and Pay TV.

                  "FCC" shall mean the Federal Communications Commission.

                  "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

                  "GOVERNMENTAL AUTHORITY" shall mean (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "GOVERNMENTAL PERMITS" shall mean all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained by Seller from any Governmental Authority in connection with the System, including those set forth on SCHEDULE 2.

                  "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

                  "INTANGIBLES" shall mean all intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), and goodwill, if any, owned, used or held for use in the Business.

                  "LEGAL REQUIREMENT" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  "LOSSES" shall mean any claims, losses, liabilities, damages, Encumbrance, penalties, costs, and expenses, which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

                  "PAY TV" shall mean premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

                  "PERMITTED ENCUMBRANCES" shall mean the following
Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records or would be revealed by an accurate survey, and which do not individually or in the aggregate (i) render title to the Real Property unmerchantable or uninsurable, (ii) interfere with the right or ability to own, use or operate the Real Property as it is currently being used or operated by Seller in the ordinary course of business, or (iii) materially impair the value or use of the Real Property as it is currently being used by Seller in the ordinary course of business; (e) the Assumed Liabilities; provided that Permitted Encumbrances will not include any item which could adversely affect in any material way the conduct of the Business.

                  "PERSON" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "PLANS" shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by Seller or to which Seller contributes, and which benefits System Employees.

                  "PRINCIPALS" shall mean Gary S. Jones and John S. Whetzell.

                  "REAL PROPERTY" shall mean all assets consisting of realty that are owned, leased, held, used or useful in the Business in which Seller has any right, title or interest, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, rights of entry (except agreements related to multiple dwelling units) described on
SCHEDULE 6.

                  "REQUIRED CONSENTS" shall mean all authorizations, approvals and consents required under Governmental Permits, Seller Contracts or otherwise for Seller to transfer the Assets and the Business to Buyer.

                  "SELLER CONTRACTS" shall mean all contracts and agreements, other than Governmental Permits, agreements or arrangements between Seller and any Affiliate of Seller and those relating to Real Property, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business, as described on SCHEDULE 3.

                  "SERVICE AREA" shall mean each area in which Seller operates the Business served by the Assets, specifically limited to those areas within the jurisdiction of the local franchising authorities identified in SCHEDULE 2.

                  "SYSTEM" shall mean a cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System. SCHEDULE 1 describes each System by headend location and city, town, county or other political subdivision served by such headend.

                  "THIRD PARTY" shall mean any Person other than Seller and its Affiliates or Buyer and its Affiliates.

         1.2. OTHER DEFINITIONS. The following terms are defined in the Sections indicated:

Defined Term                                        Section Reference
------------                                        -----------------
Action                                              11.4
Agreement                                           Preamble
Assumed Liabilities                                 4.1
Base Purchase Price                                 3.1
Buyer                                               Preamble
Code                                                Recitals
Cost of Service Election                            5.9.4
Escrow Agent                                        3.1
Escrow Agreement                                    3.1
Excluded Assets                                     4.2
Final Adjustments Report                            3.3.2
Financial Statements                                5.11
Holdback                                            3.1
Indemnified Party                                   11.4
Indemnifying Party                                  11.4
Management Agreement                                8.2
Other Purchase Agreement                            9.1
Preliminary Adjustments Report                      3.3.1
Prime Rate                                          11.6
Purchase Price                                      3.1
Rate Regulation Documents                           5.9.4
Restricted Business                                 7.17
Seller                                              Preamble
Title Commitment                                    7.5
Title Company                                       7.5
Title Defect                                        7.5
Transaction Documents                               5.2
Transferred Employees                               7.3.1

         1.3. USAGE. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

2. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, titles and interests in, to and under the Assets. Except as otherwise specifically provided in this Agreement, all the Assets are intended to be transferred to Buyer, whether or not described in the Schedules.

3.       CONSIDERATION.

         3.1. PURCHASE PRICE. Buyer will pay to Seller total cash consideration of Forty Seven Million One Hundred and Thirty One Thousand and Two Hundred Dollars ($47,131,200) (the "PURCHASE PRICE"), of which (a) $43,421,200, subject to adjustment as provided in Sections 3.2 and 3.3, will be paid on the Closing Date (as adjusted, the "BASE PURCHASE PRICE") and (b) $3,710,000, subject to adjustment as provided in Section 3.3.3 (the "HOLDBACK"). The Holdback will be paid at Closing to, and will be held in a one (1) year escrow by, U.S. Bank National Association, as escrow agent ("ESCROW AGENT"), under an escrow agreement in the form of EXHIBIT A (the "ESCROW AGREEMENT") to be entered into between Buyer, Seller and Escrow Agent at Closing, and disbursed in accordance with Section 11.6. The Base Purchase Price and Holdback will be paid by wire transfer of immediately available funds.

         3.2.     ADJUSTMENTS TO PURCHASE PRICE.

                  3.2.1. In the event the aggregate number of EBS as of the Closing Date is greater than 17,077, the Purchase Price shall be increased by an amount equal to $2,760 multiplied by the number of EBS as of the Closing Date in excess of 17,077.

                  3.2.2. In the event the aggregate number of EBS as of the Closing Date is less than 17,077, the Purchase Price shall be reduced by an amount equal to $2,760 multiplied by the result obtained by subtracting the number of EBS as of the Closing Date from 17,077.

                  3.2.3. The Purchase Price will be adjusted on a pro rata basis as of the Closing Date for all prepaid expenses (but only to the extent the full benefit thereof will be realizable by Buyer within 12 months after the Closing Date), accrued expenses (including real and personal property taxes), prepaid income, and subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period prior to the

Closing Date are for the account of Seller, and all expenses and income attributable to the Business for the period on and after the Closing Date are for the account of Buyer. Seller shall be entitled to an amount equal to (i) 100% of the face amount of all subscriber accounts receivable that are 30 or fewer days past due as of the Closing Date, (ii) 90% of the face amount of all subscriber accounts receivable that are more than 30 days but 60 days or fewer past due as of the Closing Date, and (iii) 0% for any subscriber accounts receivable that are more than 60 days past due as of the Closing Date.

                  3.2.4. All obligations relating to funds of third parties on deposit with, Seller as of the Closing Date, relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales, will be assumed by Buyer and will reduce the Purchase Price accordingly.

         3.3. DETERMINATION OF ADJUSTMENTS. Preliminary and final adjustments to the Purchase Price will be determined as follows:

                  3.3.1. Not later than a date Seller reasonably believes is at least five (5) Business Days prior to the Closing, Seller will deliver to Buyer a report (the "PRELIMINARY ADJUSTMENTS REPORT"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.2, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete list of subscribers, a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. Following receipt of such schedule, Buyer shall have three Business Days to review such schedule and supporting information and to notify Seller of any disagreements with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in Section 3.2 within such three Business Day period, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date. The estimate so agreed upon by Buyer and Seller or (if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the time provided) the estimates of such adjustments set forth in the Preliminary Adjustments Report shall be the basis for determining the Base Purchase Price.

                  3.3.2. Within 60 days after the Closing, Seller will deliver to Buyer a report (the "FINAL ADJUSTMENTS REPORT"), similarly certified as to completeness and accuracy by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

                  3.3.3. Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objection, the parties will endeavor to agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amounts resulting in a net payment to Buyer will serve as an adjustment to the Holdback. Any undisputed amounts resulting in a net payment to Seller will be paid to Seller within three Business Days. Any disputed amounts will be determined within 120 days after the Closing Date by an independent accounting firm acceptable to both parties whose determination will be conclusive. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three Business Days after the final determination.

         3.4. ALLOCATION OF CONSIDERATION. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in a schedule furnished by Buyer to Seller not later than 180 days after the Closing Date (or April 1 of the year following the Closing Date if earlier). Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation.

4.       ASSUMED LIABILITIES AND EXCLUDED ASSETS.

         4.1. ASSIGNMENT AND ASSUMPTION. Seller will assign, and Buyer will assume and perform, the "ASSUMED LIABILITIES," which are defined as: (a) Seller's obligations to subscribers and advertisers of the Business for (i) subscriber and advertiser deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under
Section 3.2, (ii) subscriber and advertiser advance payments held by Seller as of the Closing Date for services to be rendered by a System after the Closing Date, in the amount for which Buyer received credit under Section 3.2 and (iii) the delivery of cable television service to subscribers of the Business after the Closing Date; and (b) obligations accruing and relating to periods after the Closing Date relating to Buyer's ownership of the Assets or its conduct of the business or operation of the Systems, including under Governmental Permits listed on SCHEDULE 2 (to the extent that such Governmental Permits are transferable), Seller Contracts listed on SCHEDULE 3 and in connection with Real Property listed on SCHEDULE 6. Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations associated with the Excluded Assets.

         4.2. EXCLUDED ASSETS. The "EXCLUDED ASSETS," which will be retained by Seller, will consist of the following: (a) programming contracts, retransmission consent agreements and pole attachment agreements (except for those set forth on SCHEDULE 3); (b) contracts regarding any aspect of the receipt and delivery of internet services, telephony or digital programming (except for those set forth on SCHEDULE 3); (c) insurance policies and rights and claims thereunder (except as otherwise provided in Section 7.8.1); (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents; (f) Seller's trademarks, trade names, service marks, service names, logos and similar proprietary rights (subject to Buyer's rights under Section 7.12); (g) subscriber billing contracts and related equipment; (h) Seller's Plans as defined in 5.14.2 and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits; (i) any employment, compensation, bonus, deferred compensation, consulting, agency or management agreements; (j) account books of original entry, general ledgers, financial records and personnel files and records used in connection with the System; provided that copies of any such personnel files will be made available to Buyer for a period of three years from the Closing Date upon reasonable request by Buyer accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Seller; (k) corporate books and records related to internal corporate matters and financial relationships with Seller's lenders and its Affiliates; (l) advertising sales agency or representation contracts providing any Third Party or Seller Affiliate the right to sell available advertising time for any System (except for those set forth on SCHEDULE 3); (m) Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (n) Seller's rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Liabilities; (o) any of Seller's claims, rights or interest in and to any refunds for federal, state or local franchise, income or other taxes or fees for periods prior to the Closing Date, including fees paid to the U.S. Copyright Office or to any programmers, or any choses in action relating to such refunds; (p) any contracts, agreements or other arrangements between Seller and any of its Affiliates, including any rights to receive fees or services; and (q) the assets described on SCHEDULE 13.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

         5.1. ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized and validly existing under the laws of Washington and has all requisite corporate power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted.

         5.2. AUTHORITY AND VALIDITY. Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "TRANSACTION DOCUMENTS") to which Seller is a party. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all requisite corporate action of Seller. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         5.3. NO BREACH OR VIOLATION. Subject to obtaining the Required Consents, all of which are listed on SCHEDULE 4, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party by Seller will not: (a) violate any provision of the organizational documents of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or
(d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of the Assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on Seller or on the binding effect or enforceability against Seller of this Agreement or the Transaction Documents to which Seller is a party.

         5.4. ASSETS. Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section
5.7 apply). The Assets (other than Real Property, as to which the representations and warranties in Section 5.7 apply) are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Governmental Permits and (c) Encumbrances disclosed on SCHEDULE 7, which will be removed and released at or prior to the Closing. Except as set forth on SCHEDULES 2 OR 3, none of the Equipment is leased by Seller from any other Person. The Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is being conducted on the date of this Agreement. All the Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. To the knowledge of Seller, no Third Party has been granted or has applied for a cable television franchise in any Service Area or is operating a cable television system or other non-satellite multichannel video programming distribution system in any Service Area.

         5.5. GOVERNMENTAL PERMITS. Complete and correct copies of the Governmental Permits, all of which are listed on SCHEDULE 2 or SCHEDULE 13, have been made available by Seller to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. To the knowledge of Seller, there is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and Seller is in substantial compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

         5.6.     SELLER CONTRACTS. All Seller Contracts are described on
SCHEDULE 3 or SCHEDULE 13. Complete and correct copies of all Seller Contracts have been made available to Buyer. Each Seller Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is not and to Seller's knowledge, each other party thereto is not, in breach or default of any terms or conditions thereunder.

         5.7.     REAL PROPERTY.

                  5.7.1. All the Assets consisting of owned or leased Real Property interests are described on SCHEDULE 6. Except as otherwise disclosed on
SCHEDULE 6, Seller holds good, marketable and indefeasible fee simple title to the Real Property shown as being owned by Seller on SCHEDULE 6 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. Seller has valid and enforceable leasehold interests in Real Property shown as being leased by Seller on SCHEDULE 6 and, with respect to other Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on SCHEDULE 6, subject only to Permitted Encumbrances.

                  5.7.2. The documents made available by Seller to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. To the knowledge of Seller, there are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as described on SCHEDULE 6. All easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any owned Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination, breach or impairment of any of those rights. Each parcel of owned or leased Real Property, any improvements constructed thereon and their current use conform in all material respects to (a) all applicable Legal Requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

         5.8.     ENVIRONMENTAL MATTERS.

                  5.8.1. Seller's use of the Real Property currently complies with, and the Real Property has previously been operated by Seller during Seller's ownership, operation, lease or control thereof in compliance with, all Environmental Laws. Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and, to Seller's knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted during the period of Seller's ownership or is currently pending against or with respect to Seller or, to Seller's knowledge, any other Person, or (b) to Seller's knowledge, is threatened or contemplated.

                  5.8.2. To Seller's knowledge, (a) Except for a storage tank located at the Barnwell headend site, Highway 37N, Bennettsville, South Carolina (the "Barnwell Tank"), no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or, except for the Barnwell Tank, any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes, (c) no building or other structure on any Real Property contains asbestos containing material, and (d) there are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.

                  5.8.3. Seller has made available to Buyer complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in Seller's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession relating to any claim, allegation or action by any private Third Party under any Environmental Law.

         5.9.     COMPLIANCE WITH LAW.

                  5.9.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on a System, the Business or Seller. Seller has received no notice claiming a violation by Seller or the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and, to Seller's knowledge, there is no basis for any claim that such a violation exists.

                  5.9.2. Seller has filed a request for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all cable television franchises of the Business that have expired or will expire within 36 months after the date of this Agreement.

                  5.9.3. Seller has complied, and the Business is in compliance, in all material respects with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal, the Cable Act, the rules and regulations of the FCC, including provisions of any thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect), and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Assets, the Systems and the Business.

                  5.9.4. Notwithstanding the foregoing, Seller has used its reasonable best efforts to comply in all material respects with the provisions of the Cable Act as such laws relate to the operation of the Business. Except as provided in SCHEDULE 8, Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act. Except as described on Schedule 8, Seller is not subject to rate regulation pursuant to a specific exemption from rate regulation contained in the Cable Act. Except as provided in SCHEDULE 8, Seller has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and Seller has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act. Except as set forth on SCHEDULE 8, Seller has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "COST OF SERVICE ELECTION") with respect to any of the Systems.

                  5.9.5. Except as set forth on SCHEDULE 9, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the Systems are correctly described on SCHEDULE
9. To the extent applicable, Seller has made available to Buyer true and correct copies of the FAA final determinations that are available and FCC registrations for all such towers.

                  5.9.6. During the term of Seller's operation of the system, Seller has conducted system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to each System required to be conducted pursuant to applicable Legal Requirements. During the term of Seller's operation of the System, Seller (i) has maintained appropriate log books and other record keeping which in all material respects accurately and completely reflect all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, has corrected any radiation leakage of any System required to be corrected in connection with Seller's monitoring obligations under the rules and regulations of the FCC; and (iii) otherwise is in material compliance with all applicable CLI rules and regulations in connection with the operation of any System.

         5.10. PATENTS, TRADEMARKS AND COPYRIGHTS. Seller has made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Seller has made available to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the Business. Seller does not possess any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement (except any licenses with its Affiliates, which constitute Excluded Assets) with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. To the knowledge of Seller, the operation of the Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

         5.11. FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of its unaudited statements of operations related to the Systems as of December 31, 2001 and for the year then-ended, and as of July 31, 2002 and for the seven month period then-ended (the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the results of operations for the periods indicated, subject to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Seller does not have as of the date of this Agreement, any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), which was or would be material to the business, results of operations or financial condition of Seller. Since January 1, 2002, (i) the Business has been operated only in the ordinary course, (ii) Seller has not sold or disposed of any assets other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets or condition (financial or otherwise) of the Business, other than changes affecting the cable television industry generally.

         5.12. LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 10, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's knowledge, threatened, materially relating to, involving or materially affecting all or any part of the Assets or the Business.

         5.13. TAX RETURNS. Seller has filed all income, franchise, sales, use, property, excise, payroll, unclaimed property and other tax returns required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments that are due and payable by Seller have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on SCHEDULE 11, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period in connection with the Business, and except as set forth on SCHEDULE 11, there are no tax audits pending in connection with the Business.

         5.14.    EMPLOYMENT MATTERS.

                  5.14.1. SCHEDULE 12 contains a complete and correct list of the names and positions of all employees engaged in the Business and located at the Systems as of a recent date (each, a "SYSTEM EMPLOYEE"). Seller has complied with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Restraining Notification Act (29 U.S.C.
Section 2101), et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

                  5.14.2. For purposes of this Agreement, "SELLER'S PLANS" means each employee benefit plan (as defined in Section 3(3) of ERISA) or benefit arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by the Seller or to which Seller contributes, and which benefits Seller's System Employees. The Seller's Plans in which any System Employee participates are disclosed on SCHEDULE 12. Except to the extent that any violation would not reasonably be expected to have a material adverse effect on the financial condition or operations of the Business or the System, none of the Seller's Plans other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in material violation of any provision of ERISA or the Internal Revenue Code (the "CODE"). Each Seller Plan that is intended to qualify under Section 401 of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Seller Plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code. No material (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5),
(6), (7), (10) and (13) of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Seller Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA) in which any System Employee participates. After the Closing, Buyer will not be required, under ERISA, the Code or any collective bargaining agreement or this Agreement to establish, maintain or continue any Seller Plan currently maintained by the Seller.

                  5.14.3. Except as disclosed on SCHEDULE 12, as of the date of this Agreement, there are no collective bargaining agreements with Seller applicable to any System Employee and Seller has no duty to bargain with any labor organization with respect to any System Employees. Except as disclosed on
SCHEDULE 12, there are not pending any unfair labor practice charges against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee. Seller has no employment agreements, either written or oral, with any System Employee.

         5.15.    SYSTEMS INFORMATION.

                  5.15.1. SCHEDULE 14 sets forth a true and accurate description in all material respects, on a System-by-System basis, of the following information relating to the Systems as of the date or dates set forth on such Schedule:

                           (a)      the approximate number of aerial and
underground miles of plant included in the Assets and served by each headend;

                           (b)      the approximate number of single family
homes and residential multiple dwelling units passed by each System;

                           (c)      the approximate miles of plant operating at
the applicable MHz capacity and channel capacity of each headend; and

                           (d)      the approximate number of EBSs served by
each System.

                  5.15.2. SCHEDULE 15 sets forth a true and accurate description in all material respects of the following information relating to the Systems as of the date of this Agreement:

                           (a)      a description of the Basic Services, the
Expanded Basic Services, Pay TV and a la carte services available from each System, and the rates charged by Seller therefor, including all rates, tariffs and other charges for cable television or other services provided by each System; and

                           (b)      the stations and signals carried by each
System and the channel position of each such signal and station.

                  5.15.3. To its knowledge, Seller has no obligation or liability for the refund of monies to subscribers of the Systems, other than as evidenced by their respective refund (including deposit) account credit balances or as may be required under the rules and regulations relating to rates promulgated or to be promulgated by the FCC under the Cable Act.

                  5.15.4. Each of the Systems is capable of providing all channels, stations and signals reflected as being carried on such System on
SCHEDULE 15.

         5.16. FINDERS AND BROKERS. Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

         5.17. BONDS. Except as set forth on SCHEDULE 16, there are no franchise, construction, fidelity, performance, or other bonds, letters of credit, guarantees or escrow accounts posted, delivered or established by Seller in connection with its operation or ownership of any of the Systems or Assets.

         5.18. DISCLOSURE. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller in writing to Buyer pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth in the Schedules concerning the Business is accurate and complete in all material respects.

6. BUYER'S REPRESENTATIONS AND WARRANTIES. To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

         6.1. ORGANIZATION AND QUALIFICATION. Buyer is a limited liability company duly organized and validly existing under the laws of North Carolina and has all requisite power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

         6.2. AUTHORITY AND VALIDITY. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite action of Buyer, and this Agreement is and when executed and delivered by Buyer, the Transaction Documents will be the valid and binding obligation of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         6.3. NO BREACH OR VIOLATION. Subject to the Required Consents, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the organization documents of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability against Buyer of this Agreement or the Transaction Documents to which Buyer is a party.

         6.4. FINANCIAL CAPABILITY OF BUYER. Buyer has the financial capability to consummate the transaction contemplated herein and will have available on the Closing Date sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby and perform its obligations hereunder, including payment of the Purchase Price.

         6.5. FINDERS AND BROKERS. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

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7.       ADDITIONAL COVENANTS.

         7.1. ACCESS TO PREMISES AND RECORDS. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to all the premises and Books and Records of the Business and to all the Assets and the personnel engaged in the management or operations of the System; and will furnish to Buyer and its representatives all such documents, financial information and other information regarding the Business and Assets as Buyer may from time to time reasonably request. Without limiting the foregoing, Buyer and its representatives shall be entitled to conduct Phase I environmental reviews of the Real Property; provided that, Buyer shall keep all information or data received or discovered in connection with such due diligence strictly confidential in accordance with Section 7.15; and provided further that any intrusive physical testing shall be conducted only after obtaining Seller's prior written consent to such testing.

         7.2. CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS. Except as Buyer may otherwise agree in writing, until the Closing:

                  7.2.1. Seller will continue to operate the Business in the ordinary course consistent with past practices (including completing line extensions, placing conduit or cable in new developments and fulfilling installation requests) and will use its commercially reasonable efforts to keep available the services of its employees employed in connection with the Systems and to preserve any beneficial business relationships with key customers, suppliers and others having business dealings with Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, will maintain inventories in its ordinary course of business, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and will not permit any of its officers, directors, shareholders, agents or employees to, pay any of Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement. Seller will not, outside of the ordinary course of business consistent with normal salary reviews, increase the rate of compensation of System Employees. Seller will not except in the ordinary course of business or to fulfill legal obligations engage in any hiring or employee compensation practices except for changes in such practices implemented by such party and its Affiliates on a company-wide basis.

                  7.2.2.   Seller will not, without the prior written consent of
Buyer: (a) change the rate charged for Basic Services, Expanded Basic Services or Pay TV and will not add or delete any program services except to the extent required under the Cable Act or any other Legal Requirement; provided, however, that if Seller changes such rates in order to so comply, Seller will provide Buyer with a copy of any FCC forms (even if not filed with any Governmental Authority) that Seller used to determine that the rates to which it was changing were allowable; (b) file a Cost of Service Election with respect to any of the Systems; (c) sell, transfer or assign any of the Assets or permit the creation of any Encumbrance on any Asset except in the ordinary

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

course of business; (d) permit the amendment or cancellation of any of the Governmental Permits, Seller Contracts or any other contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to any System or the Business; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to any System or the Business involving an expenditure in excess of $10,000 unless such contract or commitment has a term expiring prior to Closing or can be terminated upon 30 days' notice without liability to Seller or Buyer; (f) enter into any agreement with a billing service; (g) engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices; (h) except as in the ordinary course of business consistent with normal salary reviews, increase the rate of compensation or benefits payable or to become payable to any System Employees or make any material change in personnel policies; or (i) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement.

                  7.2.3. Seller will deliver to Buyer correct and complete copies of (a) monthly and quarterly financial statements and operating reports for the Business and any reports with respect to the operations of a System prepared by or for Seller and (b) all rate regulation documents that become available at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements.

                  7.2.4. Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 7.2 to the extent such Affiliates own, operate or manage any of the Assets or Systems.

         7.3.     EMPLOYEE MATTERS.

                  7.3.1. Except as set forth in this Section 7.3.1, Buyer may, but will have no obligation to, employ or offer employment to any or all System Employees. Not more than 20 Business Days before the Closing Date, Buyer will provide notice to Seller of which System Employees Buyer intends to hire. The employees of the Systems that accept Buyer's offer of employment, which shall become effective as of the Closing Date, shall be herein referred to as "TRANSFERRED EMPLOYEES."

                  7.3.2. As of the Closing Date, Seller shall terminate employment of all Transferred Employees. Seller shall be responsible for providing any notification that may be required under WARN and any similar statute with respect to any Transferred Employees and otherwise complying with WARN or similar state law requirements in connection with the termination of the employment of any Transferred Employee by Seller. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any System Employee on account of termination, including wages, salaries, any employment, incentive, compensation or bonus agreements or other benefits or payments. Seller agrees that, for a period of 60 days after the Closing Date, it will not induce or attempt to influence directly or indirectly any Transferred Employee to terminate his/her employment with Buyer or to work Seller or any other person or entity.

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

                  7.3.3. Notwithstanding any provision contained herein to the contrary, nothing in this Agreement is intended to confer upon any employee or his or her spouse, dependents, successors, assigns, heirs or legal representatives, any rights or remedies hereunder, as a third-party beneficiary or otherwise, including (i) any rights of employment for any specified period, or (ii) any employee benefits, severance or other compensation.

         7.4.     REQUIRED CONSENTS AND FRANCHISE RENEWALS.

                  7.4.1. Seller will use its commercially reasonable efforts to obtain, as soon as possible and at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any adverse changes in, or the imposition of any condition to the transfer to Buyer of, any Seller Contract or Governmental Permit as a condition to obtaining any Required Consent.

                  7.4.2. Buyer shall deliver to Seller complete and accurate FCC Forms 394 for each Governmental Permit requiring franchising authority consent to the transfer or assign, within ten (10) Business days of the execution of this Agreement. Seller will execute and deliver to the appropriate Governmental Authority, the FCC Forms 394 prepared by Buyer with respect to each franchise as to which such Form 394 is required within five (5) Business Days after it receives each such Form 394 from Buyer.

         7.5. TITLE COMMITMENTS. After the execution of this Agreement, Buyer will order, at an expense to be shared equally between Seller and Buyer,
(i) commitments of title insurance (the "TITLE COMMITMENTS") issued by a nationally-recognized title insurance company (the "TITLE COMPANY"), and photocopies of all recorded items described as exceptions therein, committing to insure fee title or leasehold title, respectively, in each parcel of the Real Property owned or leased by Seller, in Buyer by ALTA Form B (1982 Rev.) owners' policies of title insurance, and (ii) ALTA/ASCM surveys addressing items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11(a), 14, 15 and 16 of Table A of the Minimum Standard Detail Requirements (1999) (the "SURVEYS") of each parcel of the Real Property, in amounts determined by Buyer and certified to Buyer and the Title Company. Buyer shall have twenty (20) days after receipt of the Title Commitment and its respective Survey to notify Seller in writing (the "TITLE OBJECTION NOTICE") of any objections to the marketability of title other than Permitted Encumbrances (a "TITLE DEFECT"). Buyer shall be deemed to waive and accept any objections not so raised. Seller shall have thirty (30) days from the date of Title Objection Notice to cure any Title Defect. Seller shall exercise its commercially reasonable efforts to remove or, with the consent of Buyer, cause the Title Company to commit to insure over by endorsement, each Title Defect prior to Closing. If Seller fails to remove a Title Defect or cause the Title Company to insure over such objection, then Buyer may, at its sole elections, either (a) terminate this Agreement without any liability on its part, or (b) take title subject to such objection with no reduction in the Purchase Price. Seller and Buyer shall share equally all fees, costs and premiums for the title commitments and surveys and for the Title Policies.

         7.6. NO SHOPPING. None of Seller, its shareholders or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or
(c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets.

         7.7. NOTIFICATION OF CERTAIN MATTERS. Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete.

         7.8. RISK OF LOSS; CONDEMNATION. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, and Seller will pay to Buyer (or Buyer may withhold from the Base Purchase Price) an amount equal to the difference between the amount of such insurance proceeds and the mutually agreed upon cost to return the damaged or lost Assets to the condition immediately preceding such loss or damage.

         7.9. LIEN AND JUDGMENT SEARCHES. Seller will obtain (a) the results of a lien search conducted by a professional search company reasonably acceptable to Buyer of records in the offices of the secretaries of state in each state and county clerks in each county where there exist tangible Assets, in the state in which Seller is incorporated, and in the state and county where Seller's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and (b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Seller may be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets. The cost of such searches will be shared equally between Buyer and Seller.

         7.10. TRANSFER TAXES. Seller and Buyer will share equally the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Assets pursuant to this Agreement.

         7.11.    UPDATED SCHEDULES.

                  7.11.1. Buyer acknowledges and agrees that Seller shall have the right for ten (10) Business Days after the date of this Agreement to update any of SCHEDULES 2, 3, 4, 5 OR 6 to this Agreement in order to disclose information that is required to be disclosed therein but of which Seller has no knowledge as of the date of this Agreement, and that any and all such updated Schedules shall be dated as of the date of this Agreement and shall be deemed to be the Schedules for all purposes of this Agreement (including for purposes of Seller's representations and warranties and covenants in this Agreement), notwithstanding anything to the contrary in this Agreement; provided, however, that (i) such updated Schedules shall not reflect any changes to the Schedules delivered as of the date of this Agreement which would have a materially adverse effect on the Assets, Systems or Business taken as a whole; and (ii) if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, within ten (10) days' notice after receipt of such update, will have the right (to be exercised by written notice to Seller) to cause any or all of such items to be deemed to constitute Excluded Assets for all purposes under this Agreement.

                  7.11.2. In addition, not less than five (5) Business Days prior to Closing, Seller will deliver to Buyer revised copies of SCHEDULES 1 through 13 which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

         7.12. USE OF SELLER'S NAME. For a period of up to ninety (90) days following termination or expiration of the Management Agreement, Buyer may continue to operate the Systems using the d/b/a name "Northland Cable Television" and all derivations and abbreviations of such name and related marks in accordance with the rule and procedures set forth in SCHEDULE 7.12. Within ninety (90) days following termination or expiration of the Management Agreement, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such names or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in subscriber homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer.

         7.13.    [RESERVED.]

         7.14. CERTAIN NOTICES. Seller will duly and timely file a valid request for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all cable television franchises of the Business that will expire within 36 months after any date between the date of this Agreement and the Closing Date.

         7.15. CONFIDENTIALITY. Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, officers, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding provisions, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, officers, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

         7.16. RETENTION OF BOOKS AND RECORDS. Following the Closing, Seller shall give access to Buyer, its counsel, accountants and other authorized representatives during normal business hours to Seller's materials, books, records and documents which relate to the operations of the Business with respect to the System prior to the Closing Date as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to the generally applicable document retention policies of Seller, shall be subject to reasonable advance written notice, will be conducted in a manner that is not disruptive to Seller's business, and will be subject to any other reasonable limitations imposed by Seller. Buyer shall have the right to make copies of such materials at its own expense.

         7.17. MEMORANDA OF LEASES. Seller shall use commercially reasonable efforts to obtain from the lessor of each parcel of leased Real Property for which the underlying Lease (or an existing memorandum thereof reflecting Seller as lessee) is not currently recorded in the applicable real property records, an executed memorandum of each such lease, in recordable form and in form otherwise reasonably acceptable to Buyer.

         7.18. HSR NOTIFICATION. As soon as practicable, if required by applicable Legal Requirements, Seller and Buyer shall complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). Each of the parties will take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer, on the one hand, and Seller, on the other hand, shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Buyer and Seller shall share equally all HSR filing fees.

         7.19. TERMINATION OF CAPITAL AND VEHICLE LEASES. Prior to Closing, Seller shall pay off all vehicle and capital leases relating to Equipment so that such Equipment is free and clear of all Encumbrances other than Permitted Encumbrances as of Closing.

8.       CLOSING.

         8.1. CLOSING DATE AND PLACE. The Closing will be held on a date specified by Buyer (upon ten Business Days prior notice to Seller) that is the last day of the month during which all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived. The Closing will be held at 10:00 a.m. local time at Seller's office located at 1201 Third Avenue, Suite 3600, Seattle, Washington 98101, or will be conducted by mail or at such place and time as Buyer and Seller may agree.

         8.2. SELLER'S OBLIGATIONS. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  8.2.1. BILL OF SALE AND ASSIGNMENT. An executed Bill of Sale and Assignment in the form of EXHIBIT B.

                  8.2.2. LEASE ASSIGNMENTS. Recordable assignments of each of the leases of Real Property leased by Seller, in the form attached as EXHIBIT C.

                  8.2.3. VEHICLE TITLES. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                  8.2.4. FIRPTA AFFIDAVIT. An affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act, in the form attached as EXHIBIT D.

                  8.2.5. MANAGEMENT AGREEMENT. Counterparts of a Management Agreement in the form attached as EXHIBIT E, executed by Northland Communications Corporation.

                  8.2.6. NONCOMPETITION AGREEMENT. A Noncompetition Agreement in the form attached as EXHIBIT F executed by Seller, Northland Communications, Inc. and each of the Principals (the "NONCOMPETITION AGREEMENT").

                  8.2.7. EVIDENCE OF CORPORATE ACTIONS. Certified corporate resolutions, or other evidence reasonably satisfactory to Buyer, that Seller has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  8.2.8.   DEEDS. Special warranty deeds in the form attached as
Exhibit 8.2.7, conveying to Buyer, subject only to the exceptions reflected on the Title Policies (as defined below), each parcel of the Real Property owned in fee by Seller.

                  8.2.9. ESCROW AGREEMENT. Counterparts of the Escrow Agreement, executed by Seller.

                  8.2.10. OTHER. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby that have been identified and prepared by Buyer and delivered to and agreed by Seller, at least 20 Business Days prior to Closing.

         8.3. BUYER'S OBLIGATIONS. At Closing, except as otherwise provided below, Buyer shall deliver or cause to be delivered to Seller or Escrow Agent (as applicable) the following:

                  8.3.1.   CLOSING CASH PAYMENT. The Base Purchase Price.

                  8.3.2.   HOLDBACK. The Holdback.

                  8.3.3. ASSUMPTION AGREEMENT. An Assumption Agreement in the form attached as EXHIBIT G, executed by Buyer.

                  8.3.4. ESCROW AGREEMENT. Counterparts of the Escrow Agreement, executed by Buyer.

                  8.3.5. EVIDENCE OF COMPANY ACTIONS. Certified resolutions of the manager of Buyer, or other evidence reasonably satisfactory to Seller that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  8.3.6. MANAGEMENT AGREEMENT. Counterparts of the Management Agreement, executed by Buyer.

                  8.3.7. OTHER. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby that have been identified and prepared by Buyer and delivered to and agreed by Seller, at least 20 Business Days prior to Closing.

9.       CONDITIONS TO CLOSING.

         9.1. CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date of each of the following conditions:

                  9.1.1. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership or operation of all or a material portion of any System, the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of any System, the Business or the Assets as a result of any of the transactions contemplated by this Agreement, (c) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                  9.1.2. The Systems, together with the systems to be acquired by the Buyer pursuant to the Other Purchase Agreement (as defined below), shall have no less than 21,000 EBSs in the aggregate as of the Closing Date; provided, however, that this condition shall be deemed to be waived by both Buyer and Seller if Buyer, in its sole discretion, notifies Seller in writing that it will proceed with Closing notwithstanding the number of EBSs and that there will be no further downwards adjustments to the Purchase Price pursuant to Section 3.2.1 for any EBSs less than 15,582.

                  9.1.3. If Buyer has timely given notice of disagreement with the Preliminary Adjustments Report in accordance with Section 3.3.1, either Seller or Buyer shall have agreed on the Preliminary Adjustments Report, or, if after good faith negotiation the parties are unable to agree on the Preliminary Adjustment Report, Buyer and Seller shall have agreed on a portion of the Purchase Price equal to the disputed amount to be placed in escrow with Escrow Agent pursuant to a mutually acceptable escrow agreement pending resolution of the dispute in accordance with the procedure set forth in Section 3.3.3.

                  9.1.4. If required by applicable Legal Requirement, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by any Governmental Authority.

                  9.1.5. The Escrow agent shall have executed and delivered the counterparts of the Escrow Agreement.

                  9.1.6. The Transaction contemplated by the Asset Purchase Agreement dated as of the date of this Agreement between Buyer and Northland Cable Properties, Inc. (the "Other Purchase Agreement") shall have been consummated simultaneously with Closing.

         9.2. CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                  9.2.1. All representations and warranties of Seller contained in this Agreement are, if specifically qualified by materiality, true in all respects and, if not so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

                  9.2.2. Seller has performed and complied in all material respects with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

                  9.2.3. Buyer has received a certificate executed by an executive officer of Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in Sections 9.2.1 and 9.2.2 have been satisfied.

                  9.2.4. Seller has delivered to Buyer evidence that all of the Required Consents have been obtained or given and are in full force and effect.

                  9.2.5. Buyer shall have received an opinion of Cole, Raywid & Braverman, special FCC counsel to Seller, dated as of the Closing Date, in the form of EXHIBIT H.

                  9.2.6. Buyer shall have received an opinion of Cairncross & Hempelmann, P.S., counsel to Seller, dated as of the Closing Date, in the form of EXHIBIT I.

                  9.2.7. There shall not have occurred any material adverse change in the Assets or the financial condition or operations of the Business.

                  9.2.8. Seller shall have obtained and delivered to Buyer certificates in form acceptable to Buyer, dated as of the Closing Date, executed by the lessor of each of the Real Property held under lease by Seller, each certifying that the respective lease has not been modified except as shown, is in full force and effect, and that the parties are not in default thereunder, and stating the amount of the rent payable thereunder.

                  9.2.9. Other than Permitted Encumbrances, there shall exist no Title Defects specified in a timely Title Objection Notice which the Title Company shall not have deleted from the Title Commitments or, with the consent of Buyer, committed to insure over by endorsement.

                  9.2.10. Seller shall have delivered to Buyer releases, in form and substance reasonably satisfactory to Buyer, of all Encumbrances affecting any of the Assets other than Permitted Encumbrances.

                  9.2.11. Buyer shall have received the irrevocable written commitment of the Title Company to deliver to Buyer ALTA Form B (1982 Rev.) owner's policies of title insurance, insuring Buyer's fee or leasehold title, as applicable, in each parcel of the Real Property, and endorsed to delete or modify to the reasonable satisfaction of Buyer the standard printed exceptions, and to delete or (if Buyer shall have consented thereto) insure over by endorsement any Title Defects (the "TITLE POLICIES");

                  9.2.12 Both (i) Buyer shall be satisfied with the results of any Phase I environmental assessments of the Real Property undertaken by Buyer; provided, however, that this condition shall be deemed to have been satisfied if Buyer does not notify Seller of nonsatisfaction thereof within 60 days following the date of this Agreement, and (ii) Seller shall have consented to any environmental assessments in addition to Phase I assessments that are

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requested by Buyer on the basis of recommendations in any Phase I assessments, and Buyer shall be satisfied with the results of such additional assessments.

         9.3. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

                  9.3.1. All representations and warranties of Buyer contained in this Agreement are, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                  9.3.2. Buyer has performed and complied in all material respects with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                  9.3.3. Seller has received a certificate executed by an executive officer of the manager of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in Sections 9.3.1 and 9.3.2 have been satisfied.

         9.4. WAIVER OF CONDITIONS. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

10.      TERMINATION.

         10.1. EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                  10.1.1.  by the mutual written consent of Buyer and Seller;

                  10.1.2. by either Buyer or Seller upon written notice to the other, if any of the conditions to its obligations set forth in Sections 9.1 and
9.2 or 9.3, respectively, shall not have been satisfied on or before the date that is 160 days following the date of this Agreement, for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations under this Agreement or the Other Purchase Agreement, or any of its representations in this Agreement or in the Other Purchase Agreement not being true and accurate in all material respects when made or when otherwise required by this Agreement or the Other Purchase Agreement to be true and accurate in all material respects.

                  10.1.3.  by Buyer under the conditions described in Section
7.8;

                  10.1.4. by Seller under the conditions described in Section 7.19; or

                  10.1.5. by Buyer in writing, if Seller has, or by Seller in writing, if Buyer has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any

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representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

         10.2. LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, all obligations and liabilities of the parties hereto shall terminate, except as expressly set forth in this Agreement (including provisions regarding sharing of expenses) and except for the obligations set forth in Sections 7.17 (Confidentiality) and 12.15 (Expenses). Termination of this Agreement shall not limit or impair any remedies that either Seller or Buyer may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement or any Transaction Document prior to the date of termination, except that neither Buyer nor Seller shall be liable to the other for any punitive, consequential or special damages arising out of this Agreement. Except as expressly set forth in this Agreement, and other than in connection with a termination by Seller pursuant to Section 7.20, each party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.

         10.3. PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, written notice of such termination will promptly be given by the terminating party to the other.

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement will survive the Closing until 11:59 p.m. on the date that is twelve months following anniversary of the Closing Date; except for representations and warranties set forth in Sections 5.1, and 5.2, Section 5.4 (solely with respect to title to the Assets (other than Real Property)), Section 5.8 (Environmental Matters), Section 5.13 (Taxes) and Section 5.14 (Employment Matters), which shall survive without limitation. The representations and warranties of Buyer in this Agreement will survive the Closing until 11:59 PM on the first anniversary of the Closing Date; except for representations and warranties set forth in Sections 6.2, which shall survive without limitation. The covenants of the parties which by their terms extend beyond Closing, shall survive Closing without limitation.

         11.2. INDEMNIFICATION BY SELLER. From and after Closing, Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against all Losses resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement (determined without reference to any qualifications of materiality in such representations and warranties, including but not limited to material adverse effect), (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, or (c) any liability or obligation not included in the Assumed Liabilities; or (d) any liability or obligation (other than Assumed Liabilities) that arises out of or results from the ownership or operation of the assets or conduct of the Business prior to the Closing Date.

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

         11.3. INDEMNIFICATION BY BUYER. From and after Closing, Buyer will indemnify, defend and hold harmless Seller and Seller's shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns, from and against all Losses resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement (determined without reference to any qualifications of materiality in such representations and warranties, including but not limited to material adverse effect), (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (c) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities, or (d) liability or obligation that arises out of or results from the ownership or operation of the Assets or the conduct of the Business on or after the Closing Date.

         11.4.    LIMITATIONS ON INDEMNITY.

                  11.4.1. Notwithstanding anything to the contrary contained in this Agreement, no indemnification for Losses may be recovered from Seller under
Section 11.2(a) of this Agreement unless and until the aggregate amount of such indemnifiable Losses to the Buyer under Section 11.2(a) exceeds $250,000 (exclusive of fees and expenses of counsel), less the sum of any indemnifiable Losses to Buyer under Section 11.2(a) of the Other Purchase Agreement, and the aggregate amount of indemnification for such Losses which may be recovered from Seller shall not exceed the amount of $3,710,000; provided, however, that such maximum limit shall not apply to Seller's obligation to pay post-Closing adjustments pursuant to Section 3.3.

                  11.4.2. The aggregate amount of indemnification for Losses which may be recovered from Buyer under Section 12.3(a) shall not exceed the amount of $3,710,000; provided however, that such maximum limit shall not apply to the obligation to pay post-Closing adjustments pursuant to Section 3.3, to pay the Assumed Liabilities, or to payment of the Holdback.

         11.5. THIRD PARTY CLAIMS. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "ACTION"), which Action is subject to indemnification under this Agreement, such party (the "INDEMNIFIED PARTY") will give reasonable written notice to the party from whom indemnification is claimed (the "INDEMNIFYING PARTY"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not

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

control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless
(i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement, and the defense of which the Indemnifying Party has undertaken in accordance with this Section 11.5, without the prior written consent of the Indemnifying Party. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

         11.6. ESCROW AND HOLDBACK AMOUNT. If and to the extent that any Person is entitled to indemnification pursuant to Section 11.2, it may (but shall have no obligation to) obtain such indemnification by making a claim upon the Escrow Agent for a portion of the Holdback Amount equal to the amount of the Losses so indemnified, in accordance with the procedures stated in the Indemnity Escrow Agreement. On the first anniversary of the Closing Date, Buyer and Seller jointly shall instruct the Escrow Agent to disburse to Seller the balance of the Holdback Amount, less an amount equal to any claims thereon made by any Person for indemnification pursuant to Section 11.2 but not disbursed by Escrow Agent to such Person or Persons. The existence and amount of the Holdback Amount shall not limit Seller's indemnification obligations under Section 11.2.

         11.7. PAYMENTS FOR INDEMNIFICATION AMOUNTS. Amounts payable by either party in respect of any amounts that are subject to the indemnification obligations of such party under Section 11.2 or 11.3 will be payable by the Indemnifying Party within five days of receiving written notice of such losses from the Indemnified Party and will bear interest at the rate per annum publicly announced from time to time by U.S. Bank National Association as its prime rate (the "PRIME RATE") plus 300 basis points from the date such losses are determined.

         11.8. EXCLUSIVE REMEDY. After the Closing, the rights of the parties under this Article 11 and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty, or failure to perform any covenant or agreement contained in this Agreement.

12.      MISCELLANEOUS.

         12.1. PARTIES OBLIGATED AND BENEFITED. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in

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

interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Neither party may assign any of its rights under this Agreement or delegate any of its duties under this Agreement without the prior written consent of the other party.

         12.2. ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

         12.3. NOTICES. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by facsimile:

         To Buyer at:

                  G Force, LLC
                  620 Park Avenue #14
                  New York, New York 10021
                  Attention: Gordon Gray, Jr.
                  Facsimile: (212) 772-0850

                  Perkins Coie LLP
                  1899 Wynkoop, Suite 700
                  Denver, Colorado 80202-1043
                  Attention: Bruce D. Stocks
                  Facsimile: (303) 291-2400

         To Seller at:

                  Northland Cable Television, Inc.
                  1201 Third Avenue, Suite 3600
                  Seattle, Washington 98101
                  Attention: Gary S. Jones and John Whetzell
                  Facsimile: (206) 623-8034

                  Cairncross & Hempelmann, P.S.
                  524 Second Ave., Suite 500
                  Seattle, WA 98104
                  Attn: Scott Bell, Esq. and John Stokke Esq.

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section 12.2, except that any notice of a change of address will be effective only upon actual receipt.

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         12.4.    WAIVER. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

         12.5. CAPTIONS. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

         12.6. CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF WASHINGTON.

         12.7. FURTHER ACTIONS. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         12.8. TIME. Time is of the essence under this Agreement. If the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         12.9. LATE PAYMENTS. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Prime Rate plus 300 basis points, adjusted as and when changes in the Prime Rate are made.

         12.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original.

         12.11. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

         12.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

         12.13. CONSTRUCTION. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of

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

this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         12.14. EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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         The parties have executed this Asset Purchase Agreement as of the day and year first above written.

                                             Northland Cable Television, Inc.

                                             By: /s/ GARY S. JONES
                                                 -----------------
                                             Name: Gary S. Jones
                                             Title: President

                                             G Force, LLC

                                             By: /s/ GORDON GRAY, JR.
                                                 --------------------
                                             Name: Gordon Gray, Jr.
                                             Title: Manager

                                       36